Exhibit 10.62

September 23, 2019
Molly Langenstein
President, Apparel Group

Dear Molly:
It gives me great pleasure to present you with these compensation adjustments. I shared with you that a salary review for leading the combined Apparel brands would happen quickly and based on that review, we have adjusted your base salary. In addition, you are also being offered a one-time, special Performance Share Grant. Your contribution and commitment to our organization will allow us to continue to drive sales growth and enhance our customer experience, for the benefit of our stakeholders.

Your base salary will increase to $900,000 annually, effective October 1, 2019.

In addition, you are receiving a one-time, special Performance Share Grant of 100,000 Performance Share Units (“PSUs”) at target. The PSUs have a performance period that begins October 1, 2019 and ends at the end of the fourth quarter of fiscal 2021 (28 months). There are two performance requirements. One is the minimum performance requirement of any four quarters of total company positive comp sales (over 0%). If the MPR is achieved in the performance period, then a requirement is the threshold stock price above $5.00 with escalating value as the stock moves upward. This is designed to allow you to increase your personal earnings aligned to the stock. Once the MPR is met, the number of PSUs earned is based on the table below.

Performance Level	Highest Stock Price Achieved	Percent of Target PSU Vesting	Earnings Potential
Outstanding	$10.00 or higher	150%	$1,500,000+
Target	$7.50	100%	$750,000
Threshold	$5.00	50%	$250,000
Below Threshold	< $5.00	0%	$0

Additional details on the Grant of PSUs will be contained in an award agreement (the “PSU Agreement”), which you will receive on or about October 1, 2019. This compensation adjustment and Performance Share Grant is contingent upon you signing the PSU Agreement. Please note that the PSU Agreement contains a one-year non-competition obligation and a two year non-solicit obligation, which is generally consistent with your existing non-competition and non-solicitation obligation contained in your prior equity grant agreement.
I am so pleased to offer you this compensation adjustment. Congratulations!
Regards,
/s/ Bonnie R. Brooks
Bonnie R. Brooks
CEO and President

Acknowledgement of Offer:

/s/ Molly Langenstein                        9/30/19
Molly Langenstein                        Date